As filed with the Securities and Exchange Commission on May 19, 2025

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

KELLY SERVICES, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	38-1510762
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

999 West Big Beaver Road Troy, Michigan	48084
(Address of Principal Executive Offices)	(Zip Code)

Kelly Services, Inc. 2025 Equity Incentive Plan

(Full Title of the Plan)

Vanessa Peterson Williams

Executive Vice President, General Counsel and Corporate Secretary

Kelly Services, Inc.

999 West Big Beaver Road

Troy, Michigan 48084

(Name and Address of Agent for Service)

(248) 362-4444

(Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing information specified by Part I of this Registration Statement on Form S-8 (this “Registration Statement”) have been or will be sent or given to participants in the plan listed on the cover of this Registration Statement (the “Plan”) as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not being filed with the SEC but constitute (along with the documents incorporated by reference into the Registration Statement pursuant to Item 3 of Part II hereof) a prospectus which meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed with the Commission are incorporated herein by reference:

•	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 29, 2024 filed with the SEC on February 13, 2025;

•	The Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 30, 2025 filed with the SEC on May 8, 2025;

•	The Registrant’s Current Reports on Form 8-K filed with the SEC on February 13, 2025 (Item 5.02 only), February 18, 2025, March 10, 2025 and May 9, 2025; and

•

The description of the Registrant’s Class A common stock contained in its Registration Statement on Form 8-A, as filed with the SEC on June 14, 1984, including any amendments or reports filed with the SEC for the purpose of updating such description.

All documents subsequently filed with the SEC by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement (in each case excluding any information furnished and not filed according to applicable rules, such as information furnished pursuant to Item 2.02 or Item 7.01 on any Current Report on Form 8-K) and to be part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this registration statement shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in this registration statement, or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this registration statement, modifies or supersedes such prior statement. Any statement contained in this registration statement shall be deemed to be modified or superseded to the extent that a statement contained in a subsequently filed document that is or is deemed to be incorporated by reference in this registration statement modifies or supersedes such prior statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

None.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of the State of Delaware provides that a corporation may indemnify any person who was or is a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceedings, had no reasonable cause to believe his conduct was unlawful; provided, however, in a suit by or in the right of the corporation no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought has determined upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity or such expenses deemed proper by the court.

The Registrant’s By-laws provide that the Registrant will indemnify its directors, officers, employees and agents to the fullest extent permitted by Delaware law. The Registrant’s By-laws additionally require the Registrant to advance expenses incurred by its directors, officers, employees and agents to the fullest extent permitted by Delaware law in connection with any matter with respect to which such persons may be entitled to seek indemnification.

The Registrant’s Certificate of Incorporation provides that, to the fullest extent permitted by Delaware law, the Registrant’s directors and officers will not be liable for monetary damages for breach of the directors’ or officers’ fiduciary duty of care to the Registrant and its stockholders. This provision does not eliminate the duty of care and, in appropriate circumstances, equitable remedies such as an injunction or other forms of non-monetary relief will remain available under Delaware law. Each director and officer will also continue to be subject to liability for breach of the director’s or officer’s duty of loyalty to the Registrant or its stockholders, for acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law, of a director for unlawful distributions to stockholders, for any transaction from which the director or officer derives an improper personal benefit, of an officer in any action by or in the right of the Registrant, and of a director or officer to the extent that such elimination of liability is prohibited under Delaware law. In addition, this provision does not affect a director’s or officer’s responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

The Registrant has purchased an insurance policy which purports to insure the officers and directors of the Registrant against certain liabilities incurred by them in the discharge of their functions as officers and directors, except for liabilities resulting from their own malfeasance.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The following exhibits are filed as part of this Registration Statement:

Exhibit No.	Description

4.1	Amended and Restated Certificate of Incorporation (filed with the SEC as Exhibit 3.1 to the Registrant’s Form 8-K filed on May 14, 2024, and incorporated herein by reference).

4.2	By-laws (filed with the SEC as Exhibit 3.8 to the Registrant’s Form 8-K/A filed on April 17, 2019, and incorporated herein by reference).

5.1*	Opinion of Nelson Mullins Riley & Scarborough LLP as to the legality of the securities being registered that constitute original issue shares.

23.1*	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.

23.2*	Consent of Nelson Mullins Riley & Scarborough LLP (included as part of Exhibit 5.1).

24.1*	Power of Attorney (included on signature page).

99.1	Kelly Services, Inc. 2025 Equity Incentive Plan (filed with the SEC as Exhibit 10.1 to the Registrant’s Form 8-K on May 9, 2025, and incorporated by reference).

107*	Filing Fee Table

*	Filed herewith.

Item 9.	Undertakings.

(a) The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Table” table in the effective Registration Statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Troy, State of Michigan, on May 19, 2025.

KELLY SERVICES, INC.

By:	/s/ Peter W. Quigley
Peter W. Quigley
President, Chief Executive Officer and Director

POWER OF ATTORNEY

We, the undersigned officers and directors of Kelly Services, Inc., hereby, severally constitute and appoint each of Peter W. Quigley and Vanessa Peterson Williams as our true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, in any and all capacities, to sign this Registration Statement on Form S-8 and any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as she/he might or could do in person, hereby ratifying and confirming all that such attorney-in-fact and agent, or her/his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Dates

/s/ Peter W. Quigley	President, Chief Executive Officer and Director (Principal Executive Officer)	May 19, 2025
Peter W. Quigley

/s/ Troy R. Anderson	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	May 19, 2025
Troy R. Anderson

/s/ Laura S. Lockhart	Vice President, Corporate Controller and Chief Accounting Officer (Principal Accounting Officer)
Laura S. Lockhart		May 19, 2025

/s/ Terrence B. Larkin	Chairman of the Board of Directors	May 19, 2025
Terrence B. Larkin

/s/ Gerald S. Adolph	Director	May 19, 2025
Gerald S. Adolph

/s/ George S. Corona	Director	May 19, 2025
George S. Corona

/s/ Robert S. Cubbin	Director	May 19, 2025
Robert S. Cubbin

/s/ Amala Duggirala	Director	May 19, 2025
Amala Duggirala

/s/ InaMarie F. Johnson	Director	May 19, 2025
InaMarie F. Johnson

/s/ Leslie A. Murphy	Director	May 19, 2025
Leslie A. Murphy